UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2019

Dana Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-1063	26-1531856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3939 Technology Drive, Maumee, Ohio 43537
(Address of principal executive offices) (Zip Code)

(419) 887-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on which Registered

Common Stock, $.01 par value	DAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 30, 2019, Dana Incorporated (“Dana”) entered into Amendment No. 3 to Credit and Guaranty Agreement (the “Third Amendment”), among Dana, as a borrower, Dana International Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“DIL”), as a borrower, certain domestic subsidiaries of Dana party thereto (the “Guarantors”), the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (in such capacities, the “Agent”). The Third Amendment amends the Credit and Guaranty Agreement, dated as of June 9, 2016 (as amended pursuant to Amendment No. 1 to Revolving Credit and Guaranty Agreement, dated as of August 17, 2017, and Amendment No. 2 to Credit and Guaranty Agreement, dated as of February 28, 2019, the “Existing Credit Agreement” and, as further amended pursuant to the Third Amendment, the “Credit Agreement”), among Dana and DIL, as borrowers, the Guarantors from time to time party thereto, the lenders from time to time party thereto and the Agent.

The Third Amendment increases availability under the Credit Agreement by increasing the existing revolving facility by $250.0 million to an aggregate amount of $1,000.0 million (the “Revolving Facility”). The Third Amendment extends the maturity dates of the Revolving Facility and the existing term loan A tranche (the “Term A Facility”) by two years to August 2024. The maturity date of the existing term loan B tranche was not affected by the Third Amendment (the “Term B Facility”).

Pricing of the Revolving Facility and the Term A Facility was reduced by 25 basis points pursuant to the Third Amendment. The Revolving Facility and the Term A Facility each now bear interest at LIBOR (or, with respect to Euro borrowings under the Revolving Facility, EURIBOR) plus an applicable margin ranging between 1.25% and 1.75% per annum based on Dana’s total net leverage ratio. In addition, Dana is required to pay a commitment fee to the lenders in respect of the unutilized commitments at a rate between 0.25% and 0.50% per annum that is determined by reference to Dana’s total net leverage ratio. The Term B Facility continues to bear interest at LIBOR plus 2.25% per annum.

Under the Third Amendment, the Term A Facility amortizes in equal quarterly installments of approximately $7.4 million on the last day of each fiscal quarter, commencing on September 30, 2020. In addition, DIL has been added as a revolving foreign borrower and other subsidiaries of Dana may be added as revolving borrowers from time to time. Revolving loans may now be requested in Dollars, Pound Sterling, Euros and other currencies to be agreed. The proceeds of the Revolving Facility may be used to provide financing for working capital, capital expenditures and other general corporate purposes.

The description above is a summary of the Third Amendment and is qualified in its entirety by the complete text of the Third Amendment itself, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above, under Item 1.01, is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On September 4, 2019, Dana issued a news release announcing the entry into the Third Amendment, a copy of which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

The information under Item 7.01 of this report (including Exhibit 99.1 hereto) is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section, and is not deemed incorporated by reference in any filing under the Securities Act, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.    The following exhibits are being filed and furnished with this report.

Exhibit No.	Description

10.1

Amendment No. 3 to Credit and Guaranty Agreement, dated as of August 30, 2019, among Dana Incorporated, as a borrower, Dana International Luxembourg S.à r.l., as a borrower, the guarantors party thereto, the lenders party thereto and Citibank, N.A, as administrative agent and collateral agent.

99.1	Dana Incorporated News Release dated September 4, 2019.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DANA INCORPORATED

Date: September 4, 2019	By: /s/ Douglas H. Liedberg
	Name:	Douglas H. Liedberg
	Title:	Senior Vice President, General Counsel & Secretary